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                         August 16, 2023

       James D. Swift, M.D.
       Chief Executive Officer
       Pediatrix Medical Group, Inc.
       1301 Concord Terrace
       Sunrise, FL 33323

                                                        Re: Pediatrix Medical
Group, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 31,
2023
                                                            File No. 001-12111

       Dear James D. Swift:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program